NEW YORK
STATE OF OPPORTUNITY.

Division of Corporations,
State Records and
Uniform Commercial Code

New York State
Department of State
DIVISION OF CORPORATIONS,
STATE RECORDS AND
UNIFORM COMMERCIAL CODE
One Commerce Plaza
99 Washington Ave.
Albany, NY 12231-0001
www.dos.ny.gov

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

NOWIGENCE INC.

(Insert the Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:

NOWIGENCE INC.

If the name of the corporation has been previously changed, the name under which it was originally formed is:

____________________.

SECOND: The date of filing of the certificate of incorporation with the Department of State is:

08/01/2011

THIRD: The amendment effected by this certificate of amendment is as follows:

The subject matter and full text of each amended paragraph must be stated.

FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows;

FIRST: The name of the corporation is (....new name....).

Paragraph Fourth of the Certificate of Incorporation relating to
The aggregated number of shares which the corporation has the authority to issue. The Corporation is currently authorized to issue One Hundred Million (100,000,000) shares of Common Stock, with $0.00001 par value, of which Zero (0) shares are currently issued. The amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to redesignate the total number of authorized shares the Corporation shall have the authority to issue from One Hundred Million (100,000,000) shares of Common Stock, with $0.00001 par value into Sixty Million (60,000,000) shares of Common Stock Class A, with a par value of ($0.00001), and Fourty Million (40,000,000) shares of Common Stock Class B, with a par value of ($0.00001). The One Hundred Million (100,000,000) unissued shares of common stock with $0.00001 par value shall be cancelled and the corporation shall add Sixty Million (60,000,000) shares of Common Stock Class A, with a par value of ($0.00001), and Fourty Million (40,000,000) shares of Common Stock Class B, with a par value of ($0.00001). No fractional shares shall be issued. To effect the foregoing change,
is amended to read in its entirety as follows:

The corporation shall have authority to issue two classes of shares of stock; the total number of shares the corporation is authorized to issue is Sixty Million (60,000,000) shares of Common Stock Class A, with a par value of ($0.00001), Class A common Stock holders have one vote per share, and Forty Million (40,000,000) shares of Common Stock Class B, with a par value of ($0.00001), Class B common stock has 10 votes per share.

Paragraph ____________ of the Certificate of Incorporation relating to

____

____

is amended to read in its entirety as follows:

____.

FOURTH: The certificate of amendment was authorized by: *(Check the appropriate box)*

- [x] The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.
- [ ] The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

✓ ______________________ *(Signature)*

Anoop Bhatia
(Name of Signer)

President
(Title of Signer)